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                                                        [ANDERSEN LETTERHEAD]

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

April 1, 2002

Dear Sir/Madam:

We have read the second and third paragraphs of Item 4 included in the Form 8-K dated April 1, 2002 of Art Technology Group, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP

Arthur Andersen LLP

cc: Mr. Ed Terino, CFO, Art Technology Group, Inc.